Exhibit 2.2
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”), is dated as of December 17, 2010, by and among Citibank, N.A., as escrow agent (the “Escrow Agent”), Ascent Media Corporation, a Delaware corporation (the “Parent”), ABRY Partners, LLC, a Delaware limited liability company (the “Shareholder Representative”), and Monitronics International, Inc., a Texas corporation (the “Company”).
RECITALS
Parent, Mono Lake Merger Sub, Inc., a Texas corporation (“Merger Sub”), the Company and, for limited purposes, the Shareholder Representative are parties to an Agreement and Plan of Merger, dated as of December 17, 2010 (as the same may be amended from time to time, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
Pursuant to the Merger Agreement, Parent has agreed to deposit with the Escrow Agent (i) the amount of US$3,000,000 (the “Adjustment Amount”) and (ii) the amount of US$25,000,000 (the “Indemnity Amount”), in each case on the Closing Date to be held in segregated accounts established and maintained by the Escrow Agent. The Indemnity Amount and the Adjustment Amount, together with any Earnings thereon, are referred to collectively as the “Escrow Funds.” The Escrow Funds shall be held and disbursed by the Escrow Agent pursuant to Articles II and IX of the Merger Agreement and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:
          1.     Appointment of Escrow Agent; Escrow Accounts.
               1.1     Appointment of Escrow Agent. Parent, the Company and the Shareholder Representative hereby appoint the Escrow Agent as the escrow agent to hold the Adjustment Amount, together with all interest or other earnings thereon (collectively, “Adjustment Earnings”), and the Indemnity Amount, together with all interest or other earnings thereon (collectively, “Indemnity Earnings”), in accordance with the terms, conditions and provisions of this Agreement and the Merger Agreement. The Escrow Agent hereby accepts such appointment subject to the terms, conditions and provisions of this Agreement and agrees to comply with the terms, conditions and provisions of the Merger Agreement to the extent expressly referenced in this Agreement.
               1.2     Escrow Accounts. On the Closing Date, Parent shall deposit with the Escrow Agent, in each case by wire transfer of immediately available funds, (i) the Adjustment Amount in a separate escrow account (the “Adjustment Account”) identified on Exhibit A hereto and (ii) the Indemnity Amount in a separate escrow account (the “Indemnity Account” and, together with the Adjustment Account, the “Escrow Accounts”) identified on Exhibit A hereto. The Escrow Agent shall acknowledge in writing the receipt of the Adjustment Amount and the Indemnity Amount to Parent, the Company and the Shareholder Representative.

          2.     Investment of the Escrow Funds.
               2.1     Investment. The Escrow Agent shall invest any or all of the Escrow Funds, including any Adjustment Earnings and Indemnity Earnings, as directed in writing by Parent and the Shareholder Representative in any one or more of the following (the “Permitted Investments”): (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof with a maturity of not more than 30 days; (ii) commercial paper at the time of investment and any renewal rated A-1 or higher by Standard & Poor’s Corporation or Prime-1 or higher by Moody’s Investor’s Service, Inc.; and (iii) money market funds all of whose funds are invested in any of the foregoing. If the Escrow Agent does not receive written instructions from Parent and the Shareholder Representative regarding the investment of any portion of the Escrow Funds, including any Adjustment Earnings or Indemnity Earnings, then the Escrow Agent shall invest such portion of the Escrow Funds, including, in each case, any Earnings, with respect to which it received no instructions in the Escrow Agent’s Market Deposit Account (“MDA”), which is more fully described on Exhibit B hereto. Each of Parent, the Company and the Shareholder Representative acknowledges that it has read and understands Exhibit B. The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions as and when required under this Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement, other than to the extent resulting from its own willful misconduct, gross negligence or recklessness. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The parties acknowledge that the Escrow Agent is not providing investment recommendations or advice.
               2.2     The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following business day in New York.
               2.3     The parties to this agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed by, Citibank/Citigroup nor any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.
               2.4     Periodic Statements. As soon as practicable following each calendar month-end during the term of this Agreement, the Escrow Agent shall deliver to Parent, the Company, the Shareholder Representative and other notice parties as listed in Section 10 herein, a monthly statement (a “Monthly Statement”) setting forth in reasonable detail: (a) the total value of each of the Escrow Accounts at the end of the preceding month; (b) the amount of Earnings earned or accrued on each Escrow Account, in each case, (x) during the period covered by such Monthly Statement and (y) since the date hereof; and (c) the amounts, if any, owed or paid from any Escrow Account, including from any Earnings, as the case may be, with respect to the period covered by such Monthly Statement.
               2.5     Income and Taxes.
               (a)     Any Adjustment Earnings or Indemnity Earnings shall be credited to, and shall become a part of, the Adjustment Amount or the Indemnity Amount, respectively, and shall be invested as provided in Section 2.1 until disbursed in accordance with the terms hereof and the terms of the Merger Agreement. The parties agree that the Company Holders (based on each Company Holder’s applicable percentage set forth on Schedule III attached hereto, the contents of which will be provided and updated by the Shareholder Representative as soon as possible following the date hereof) shall be treated as the owners of the Escrow Funds for income tax purposes, and will report all Adjustment Earnings and Indemnity Earnings earned on, or derived from, the Escrow Funds as the income or gain of the Company Holders in the taxable year in which such income is properly includible (subject to Sections 2.5 and 11.8 of this Agreement).
               (b)     The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all Earnings earned on any sum held in the Escrow Accounts as and to the extent required by law.
               (c)     As promptly as practicable after the date hereof, Parent and the Shareholder Representative will provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request. The parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any amounts otherwise payable hereunder.
               (d)     Notwithstanding anything to the contrary, the Escrow Agent shall be entitled to withhold and shall withhold from any payment from any Escrow Account, including any Earnings thereon, any amount required to be withheld by applicable law. The Escrow Agent shall timely remit any withheld amounts to the appropriate taxing authorities. Any amount so withheld shall be treated for purposes of this Agreement as having been paid to the intended recipient and shall be an offset to the amount otherwise payable to such recipient.
               2.6     Certificate of Incumbency. Each of Parent, the Company and the Shareholder Representative shall execute and deliver to the Escrow Agent a certificate of incumbency substantially in the form of Schedule I hereto for the purpose of establishing the identity of the respective officers of Parent, the Company and the Shareholder Representative entitled to issue instructions or directions to and receive notice from the Escrow Agent on behalf of each such party. In the event of any change in the identity of any of such officers, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by the appropriate party. Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then current incumbency certificate on file with the Escrow Agent.

          3.     Procedures with Respect to Indemnity Claims.
               3.1     If Parent intends to assert a claim against the Indemnity Amount on behalf of any Buyer Indemnified Person pursuant to Article IX of the Merger Agreement, Parent shall deliver to the Escrow Agent, with a substantially concurrent copy to the Shareholder Representative, in each case prior to the Escrow Release Date a written notice of such claim, which complies with Section 7.3(b) of the Merger Agreement (each such notice, a “Notice of Loss”).
               3.2     If, within 20 Business Days after a Notice of Loss is delivered to the Escrow Agent (the “Objection Period”), (i) the Escrow Agent receives from Parent a copy of the agreement of the Shareholder Representative authorizing payment to Parent from the Indemnity Account pursuant to Section 7.5(a) of the Merger Agreement, or (ii) the Escrow Agent does not receive from Shareholder Representative an Objection Notice (as defined below) disputing any portion or all of such Notice of Loss in accordance with Section 7.5(b) of the Merger Agreement, the Escrow Agent shall, within two Business Days thereafter, pay to Parent on behalf of the applicable Buyer Indemnified Party from the Indemnity Account, by wire transfer of immediately available funds to the account specified by Parent, an amount equal to the lesser of (x) the amount remaining in the Indemnity Account and (y) the amount specified in the Notice of Loss. If the amount to be paid to Parent on behalf of the applicable Buyer Indemnified Part with respect to any Notice of Loss is not known at the time such Notice of Loss is delivered, then such payment to Parent shall not be due until the actual amount payable with respect to such Notice of Loss is known.
               3.3     If, during the Objection Period, the Escrow Agent receives a written statement from the Shareholder Representative disputing any portion or all of the Notice of Loss (the “Objection Notice”), the Escrow Agent shall (i) promptly forward a copy of such Objection Notice to Parent, (ii) if applicable, pay Parent on behalf of the applicable Buyer Indemnified Party from the remaining funds in the Indemnity Account, by wire transfer of immediately available funds to the account specified by Parent, any amount that is not in dispute pursuant to the Objection Notice (or, if less, the amount remaining in the Indemnity Account), and (iii) continue to hold in the Indemnity Account all amounts in dispute pursuant to the Objection Notice, until receipt of (A) a joint statement signed by the Shareholder Representative and Parent directing the disposition of all or any portion of the amounts formerly disputed in such Objection Notice or (B) a copy of a final and binding determination of an arbitrator selected pursuant to Section 7.5(c) of the Merger Agreement of the disputed matters set forth in the Objection Notice permitting the Escrow Agent to dispose of the amount in dispute together with a written certificate from Parent instructing the Escrow Agent to distribute such amount in accordance with such order, provided that, in the case of clause (A) or (B), in no event will the distributable amount exceed the amount remaining in the Indemnity Account. Upon receipt of any such joint statement or arbitration determination, the Escrow Agent shall promptly, and in any event within five Business Days thereafter, implement its terms.
               3.4     Any Notice of Loss pursuant to Section 3.2 or 3.3 shall constitute, prior to its resolution, an “Outstanding Claim”.

               3.5     On the Escrow Release Date as set forth in the Merger Agreement, the Escrow Agent shall distribute to the Shareholder Representative, by wire transfer of immediately available funds to the account specified in writing by the Shareholder Representative, the amount remaining in the Indemnity Account less the aggregate amount of (i) any amount(s) payable under Section 3.2 or 3.3 hereof that has not yet been paid to Parent, (ii) any amount(s) payable to Parent under Section 2.5(b)(ii) of the Merger Agreement with respect to any Dissenting Shares (which amount(s) will be concurrently paid to Parent by wire transfer of immediately available funds to the account specified by Parent), and (iii) the amount of all Outstanding Claims, as set forth in the related Notice of Claim, existing as of the Escrow Release Date. Following the resolution of all such Outstanding Claims and the payments to Parent of any amounts owed to any Buyer Indemnified Person in connection with all such Outstanding Claims, the amount remaining in the Indemnity Account, if any, shall be distributed, by wire transfer of immediately available funds to the account specified in writing by the Shareholder Representative, to the Shareholder Representative, less any amount(s) payable to Parent under Section 2.5(b)(ii) of the Merger Agreement with respect to any Dissenting Shares (which amount(s) will be concurrently paid to Parent by wire transfer of immediately available funds to the account specified in writing by Parent).
          4.     Procedures with Respect to the Working Capital Adjustment. With respect to payments required to be made from the Adjustment Account or the Indemnity Account pursuant to Section 2.3(e)(i) or (ii) of the Merger Agreement, Parent and the Shareholder Representative shall issue joint written instructions directing the Escrow Agent to pay the specified amount(s) from the Adjustment Account and/or the Indemnity Account to the applicable parties by wire transfer of immediately available funds to the account(s) specified by the parties to receive the payment(s) from the Adjustment Account and/or the Indemnity Account, as the case may be.
          5.     Termination of this Agreement. This Agreement shall terminate upon the full distribution of all amounts included in the Escrow Accounts in accordance with the terms hereof.
          6.     Sole Duties. The sole duties of the Escrow Agent hereunder are as indicated herein, and upon the disposition of all amounts in the Escrow Account, as herein provided, the Escrow Agent shall be deemed to have performed its duties and shall be automatically discharged from any further obligation in connection therewith.
          7.     Indemnification of Escrow Agent.
               7.1     From and at all times after the date of this Agreement, Parent, the Company and the Shareholder Representative shall, to the fullest extent permitted by law, severally and not jointly, indemnify, defend and hold harmless the Escrow Agent and each director, officer, employee and agent of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) (collectively, the “Escrow Agent Damages”) incurred by or asserted against any of the Indemnified Parties from and after the date hereof as a result of or arising from any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or recklessness of such Indemnified Party or such Indemnified Party’s failure to comply with applicable law. The obligations of each of Parent, the Company and the Shareholder Representative under this Section 7 shall survive any termination of this Agreement. It is expressly acknowledged and agreed that, with respect to the Escrow Funds, between Parent and the Company, on the one hand, and the Shareholder Representative, on the other hand, that any Escrow Agent Damages shall be borne 50% by Parent and the Company and 50% by the Shareholder Representative; provided, however, that Parent, the Company, or the Shareholder Representative, as applicable, shall bear 100% of any Escrow Agent Damages to the extent that such Escrow Agent Damages arose solely in connection with a claim, action or proceeding arising out of or resulting from any action taken by such party or any of its Affiliates (and for which the Indemnified Parties are entitled to receive Escrow Agent Damages hereunder); and provided, further, that any Escrow Agent Damages owed by any of Parent, the Company or the Shareholder Representative may be directly deducted by the Escrow Agent from the Earnings on the Escrow Funds.
               7.2     The parties agree that neither the payment by Parent, the Company or the Shareholder Representative of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Account in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as among Parent, the Company and the Shareholder Representative, the respective rights and obligations of such parties under the Merger Agreement.
          8.     Escrow Agent Not Liable; Escrow Agent Indemnification. The Escrow Agent, in the performance of its duties hereunder, shall not be liable or responsible for any action taken or omitted to be taken hereunder, nor for any failure to comply with applicable law, in good faith as herein provided, except for its own willful misconduct, gross negligence or recklessness. From and at all times after the date of this Agreement, the Escrow Agent shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Parent, the Company and the Shareholder Representative (collectively, the “Escrow Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) (collectively, the “Party Damages”) incurred by or asserted against any of the Escrow Indemnified Parties from and after the date hereof as a result of or arising from any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy arising from or in connection with the willful misconduct, gross negligence or recklessness on the part of the Escrow Agent; provided, however, that (i) no Escrow Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or recklessness of such Escrow Indemnified Party; and (ii) that the Escrow Agent shall have no liability for the payment of any consequential, incidental or exemplary damages hereunder. The obligations of the Escrow Agent under this Section 8 shall survive any termination of this Agreement.

          9.     Resignation; Successor Escrow Agent. The Escrow Agent or any successor escrow agent, as the case may be, may resign its duties and be discharged from all further duties or obligations hereunder at any time upon giving 30 Business Days’ prior written notice to the parties hereto. The Company, the Shareholder Representative and Parent will thereupon jointly designate a successor escrow agent hereunder within said 30 Business Day period to whom the Escrow Accounts shall be delivered. Any successor escrow agent shall be a banking corporation or trust company having total assets in excess of $10 billion, which shall agree in writing to be bound by the provisions hereof. In default of such joint designation of a successor escrow agent, the Escrow Agent shall be entitled to petition a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding.
          10.     (a) All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be given:
          (i) If to Parent:
ASCENT MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, CO 80112
Attention: William E. Niles, Executive Vice President & General Counsel
Telephone: (310) 434-7022
Facsimile: (310) 434-7002
with a copy (which shall not constitute notice) to:
BAKER BOTTS L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attention: Marc A. Leaf, Esq.
Renee L. Wilm, Esq.
Telephone: (212) 408-2500
Facsimile: (212) 408-2501
          (ii) If to the Company, to:
MONITRONICS INTERNATIONAL, INC.
2350 Valley View Lane, Suite 100
Dallas, TX 75234
Attention: General Counsel
Telephone: (972) 277-3603
Facsimile: (972) 243-0964
with a copy (which shall not constitute notice) to:
ASCENT MEDIA CORPORATION
12300 Liberty Boulevard

Englewood, CO 80112
Attention: William E. Niles, Executive Vice President & General Counsel
Telephone: (310) 434-7022
Facsimile: (310) 434-7002
          (iii) If to the Shareholder Representative, to:
ABRY PARTNERS, LLC.
111 Huntington Avenue, 30th Floor
Boston, MA 02199
Attention: Erik Brooks
Telephone: (617) 859-2959
Facsimile: (617) 859-8797
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Ave.
New York, NY 10022
Attention: John L. Kuehn, Esq.
Joshua M. Kogan, Esq.
Telephone: (212) 446-4821
Facsimile: (212) 446-6460
          (iv) If to the Escrow Agent, to:
Citibank, N.A.
Citi Private Bank
666 Fifth Avenue, 7th Floor
New York, NY 10103
Attention: John P. Howard
Telephone: (212) 783-7109
Facsimile: (212) 783-7131
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice given to the other parties in accordance with this Section 10. Each such notice, request or other communication shall be effective (x) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10 upon written confirmation of receipt, (y) if by reputable courier service, with proof of delivery, the third Business Day after delivery to the courier service or (z) if given by any other means, when delivered at the address specified in this Section 10.
     (b) Any notice delivered by Parent, the Company or the Shareholder Representative to the Escrow Agent shall simultaneously be delivered by such Parent, Company or Shareholder Representative to each of the others. Any notice to the Escrow Agent that calls for a distribution of funds shall designate a bank and account number located in the United States.

          11.     Miscellaneous Matters Concerning Escrow Agent.
               11.1     In the event of any disagreement between/among any of the parties to this Agreement, or between/among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the Escrow, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The Escrow Agent shall have the option, after 30 calendar days’ notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties to answer and litigate any claims and rights among themselves. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.
               11.2     The Escrow Agent shall have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision of this Agreement, provided that such diminution value does not result from its gross negligence, willful misconduct or recklessness.
               11.3     The Escrow Agent shall be entitled to compensation for its services hereunder as set forth on Schedule II attached hereto, and for reimbursement of its reasonable and documented out-of-pocket expenses, including, without limitation, the fees and costs of attorneys or agents which it may find necessary to engage in the performance of its duties hereunder, all for which Parent, the Company and the Shareholder Representative shall be severally but not jointly liable in the percentages provided for herein. The fees and expenses of the Escrow Agent, with respect to the Escrow Funds, between Parent and the Company, on the one hand, and the Shareholder Representative, on the other hand, shall be borne 50% by Parent and the Company and 50% by the Shareholder Representative, and, in each case, shall be billed by the Escrow Agent in advance on the date hereof. The Escrow Agent shall have, and is hereby granted, a prior lien upon any Earnings in the Escrow Accounts to which a party becomes entitled to receive, in each case, with respect to any fees, non-reimbursed expenses and unsatisfied indemnification rights owed and unpaid to the Escrow Agent by any of Parent, the Company and the Shareholder Representative and, in each case, superior to the interests of any other persons or entities. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct such unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from Earnings that become payable to Parent, the Company or the Shareholder Representative, as applicable, to the extent of such party’s non-payment thereof.
               11.4     The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including, without limitation, the Merger Agreement (other than the defined terms used herein but defined therein and those sections of the Merger Agreement expressly referenced herein). As to the Escrow Agent, this Agreement sets forth all its rights and obligations in connection with the escrow contemplated hereunder, and no additional rights or obligations of the Escrow Agent shall be inferred from the terms of any other agreement.
               11.5     If the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel, reasonably acceptable to Parent, the Company and the Shareholder Representative, and, in each case, to obtain reimbursement strictly as provided in and subject to the terms and conditions set forth in Section 7.
               11.6     Any entity into which the Escrow Agent may be merged or converted or with which the Escrow Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any entity to which all or substantially all of the business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided such successor entity shall be a banking corporation or trust company having total assets in excess of $10 billion. Escrow Agent will give Parent, the Company and the Shareholder Representative 20 Business Days’ prior notice of any such merger, conversion, consolidation or sale, which notice shall include the name of the counterparties to such transaction, a name, address, fax number and contact person for the successor entity in such transaction and a representation as to whether such successor entity meets the qualifications described in this Section 11.6.
               11.7     If the Escrow Funds shall be attached, garnished or levied upon by any court order (including, by bankruptcy) of competent jurisdiction, or the delivery thereof shall be stayed or enjoined by order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any such court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by competent outside legal counsel is binding upon it, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree subsequently being reversed, modified, annulled, set aside or vacated; provided, however, that the Escrow Agent will cooperate with any parties hereto in seeking the return of any monies released pursuant to such writ, order or decree.
               11.8     Any tax returns required to be prepared and filed will be prepared and filed by the party which is reported to have received such income with the Internal Revenue Service in all years income is earned, whether or not income is received or distributed in any particular tax year, and Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any Earnings. Any taxes payable on Earnings shall be paid by the party which is reported to have received such income, whether or not the Earnings were distributed by the Escrow Agent during any particular year. The Escrow Agent shall have no obligation to pay any taxes or estimated taxes, other than remittances to appropriate parties in accordance with Section 2.5 hereof.

               11.9     In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in Schedule I annexed hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties agree to notify the Escrow Agent of any errors, delays or other problems within 30 calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation is to pay or refund such amounts as may be required by applicable law. In no event shall the Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent’s published savings account rate in effect in New York, New York.
          12.     Entire Agreement. This Agreement, the Merger Agreement and any additional documents delivered in connection with the Merger contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, with respect thereto. To the extent that any provision of this Agreement conflicts with or differs from any provision of the Merger Agreement, the provisions of the Merger Agreement shall prevail and govern for all purposes and in all respects. Notwithstanding the foregoing, the rights and obligations of the Escrow Agent shall be limited to, and determined solely in accordance with, the provisions of this Agreement and the portions of the Merger Agreement described in Section 11.4 above, and the Escrow Agent shall not be charged with knowledge of, or any duties or responsibilities in respect of, the Merger Agreement (other than as expressly contemplated herein).
          13.     Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by all the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
          14.     GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Each of the parties hereto (i) will submit itself to the non-exclusive jurisdiction of any federal court located in New York, New York or any New York state court located in New York City having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 10 for the giving of notices shall be deemed, in every respect, effective service of process upon such party.

          15.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 15.
          16.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties (except the Escrow Agent as provided under Section 11.6 hereof); provided, however, that each of Parent, the Company and the Shareholder Representative may, without the prior written consent of any other party hereto, assign any or all of its rights or obligations under this Agreement (i) to one or more of its Affiliates or (ii) as collateral security to any lender to Parent or an Affiliate of Parent, to the Company or an Affiliate of the Company, or to the Shareholder Representative or an Affiliate of the Shareholder Representative, as applicable, provided that each of Parent, the Company and the Shareholder Representative remains liable for its obligations hereunder. Notwithstanding the foregoing, no assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until reasonable written evidence of such assignment shall be delivered to and accepted by the Escrow Agent.
          17.     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and delivered via facsimile or other electronic means, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
          18.     Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.
          19.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
          20.     Escheat. The parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to any of Parent, the Company or the Shareholder Representative, or any of their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the amounts in the Escrow Accounts escheat by operation of law.
          21.     Books and Records. Parent, the Company and the Shareholder Representative shall have the right under this Escrow Agreement upon reasonable request and in connection with Escrow Agent’s duties under this Agreement, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances and with reasonable notice to the Escrow Agent, any and all of the books, records, or other information of the Escrow Agent concerning this Escrow Agreement or the Escrow Accounts.
          22.     Confidentiality. Except as required by law, the Escrow Agent agrees that it will treat in strict confidence all documents, material and other non-public information which it shall have obtained regarding the other parties hereto in connection with the execution and delivery of this Agreement and its performance of its duties and obligations hereunder.
          23.     Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility.
          24.     Use of Citibank’s Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President

MONITRONICS INTERNATIONAL, INC.
By:	/s/ Michael R. Meyers
	Name:	Michael R. Meyers
	Title:	VP and CFO

ABRY PARTNERS, LLC
By:	/s/ Royce Yudkoff
	Name:	Royce Yudkoff
	Title:	President

CITIBANK, N.A.
By:	/s/ John Donovan
	Name:	John Donovan
	Title:	Director

<SIGNATURE PAGE TO ESCROW AGREEMENT>

List of Omitted Exhibits and Schedules
     The following exhibits and schedules to the Escrow Agreement, dated December 17, 2010, by and among Citibank, N.A., Ascent Media Corporation, ABRY Partners, LLC, and Monitronics International, Inc. have not been provided herein:

SCHEDULES

Schedule I	Monitronics International, Inc. and Ascent Media Corporation Incumbency Certificates
Schedule II	Escrow Agent Fee Schedule
Schedule III	Company Holders

EXHIBITS

Exhibit A	Escrow Accounts
Exhibit B	Escrow Agent’s Market Deposit Account
The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.